Exhibit 99.1

Special Jetwire – A Message from Doug Parker and Robert Isom

Dear fellow team members,

Today, we will begin issuing Worker Adjustment and Retraining Notification (WARN) letters to our unions and represented team members in some states. These are notices the company is required by law to provide in advance of potential layoffs or furloughs. In our case, the WARN notices are tied to the overages we may see starting Oct. 1 when our Payroll Support Program funding expires.

We hate taking this step, as we know the impact it has on our hardworking team members. From the time the CARES Act was signed in March, we had a stated goal of avoiding furloughs because we believed demand for air travel would steadily rebound by Oct. 1 as the impact of COVID-19 dissipated. That unfortunately has not been the case. Our passenger revenues in June, while we believe are better than others in the industry, were more than 80% lower than June 2019. And with infection rates increasing and several states reestablishing quarantine restrictions, demand for air travel is slowing again.

As a result, we currently anticipate having over 20,000 more team members on payroll than we will need to operate our smaller schedule this fall. For our Airports and Tech Ops teams, we are also accounting for displacements that could occur as team members shift to other locations, so those potentially impacted individuals are also included in the WARN process. Using those guidelines, we will issue WARN notices to approximately 25,000 team members. You can find workgroup details and a Q&A on Jetnet.

Please know that while we are issuing 25,000 WARN notices, we hope to reduce the actual number of furloughs significantly through enhanced leave and early-out programs for represented workgroups, which we are announcing today. These programs were created with input from our union partners and are open to frontline represented team members, excluding pilots. Pilots are in a different situation given their mandatory retirement age and required training cycles as they move across aircraft, so they have separate leave and early-out programs tailored to their circumstances.

The voluntary programs we are rolling out today for frontline represented workgroups:

•	Extended leave program

Extended leaves of 15, 18 or 24 months that provide continued medical coverage at active rates, continued non-rev travel privileges and partial pay for certain eligible team members.

•	Early-out program

An enhanced early-out offering for team members with at least 10 years of occupational seniority. This program includes up to $150,000 in a Retiree Health Reimbursement Arrangement for 65-point plan retirement-eligible team members, as well as some positive space travel.

We have also introduced a new early-out program for team members who have less than 10 years of occupational seniority that will provide continuation of active medical coverage and non-rev travel privileges for a period of time.

Full details on the voluntary programs are available on Jetnet.

We know American will be smaller going forward and we must right-size all aspects of our airline to adjust to that new reality. Although this is a day none of us wanted to see, we have created new, generous programs intended to help offset as many frontline furloughs as possible. We encourage everyone to carefully consider these enhanced voluntary options.

In addition, it’s worth noting that each of our unions has expressed support for legislation that would extend the Payroll Support Program funding for six months in light of the much longer impact of the pandemic than was anticipated when the CARES Act was enacted. As currently proposed, the effect of this legislation would be to delay any involuntary furloughs until March 31, 2021, at which point there would most certainly be more demand for air travel, and along with that demand, much less need for involuntary furloughs throughout the industry.

This is a union-led initiative across our industry, but American is supportive of any legislation that would protect our team’s jobs during these extraordinary times. If you are interested in supporting these legislative efforts, we recommend that you work with your union leaders to ensure your voice is heard. That an extension of the Payroll Support Program is being considered illustrates the incredibly important work all of you do every day across our country and globe. Notably, each direct airline job supports 13 additional jobs that support our aviation infrastructure and industry.

In spite of today’s news, American Airlines stands on its nearly 100-year history. That history is marked with world wars, global and domestic economic recessions, and many more painful hardships. This current pandemic is yet another challenge we will overcome, just as those who came before us overcame the trials and tribulations of their time so that all of us can be here today.

Each of us plays a role in American’s recovery, and it’s a privilege to serve alongside all of you during this time. Thank you for everything you’re doing to run a great operation, take care of our customers, and lead through this challenge.

Doug and Robert

WARN notices by workgroup

Workgroup	WARN notices	Percentage of workgroup
Pilots	2,500	18%
Flight Attendants	9,950	37%
Maintenance & Related	3,200	22%
Fleet Service	4,500	26%
Passenger Service	2,900	30%
Reservations	1,000	23%
Dispatch	175	36%
Flight Crew Training Instructors and Simulator Pilot Instructors	50	15%
Flight Simulator Engineers	10	7%